Exhibit 99.11

Clarent Completes Asset Sale to Verso Technologies, Inc.

REDWOOD CITY, Calif.—February 13, 2003—Clarent Corporation (OTC:CLRN) announced today that it has completed the sale of its business assets to Verso Technologies Inc. (Nasdaq:VRSO) an Atlanta-based, integrated switching solutions company. Clarent announced a definitive agreement with Verso on December 16, 2002 for the sale of substantially all of its business assets. As part of that agreement, Clarent filed for voluntary reorganization under Chapter 11. Total consideration for the sale was approximately $9.8 million in debt of Verso. With the completion of the asset sale Verso will continue sales, development and the support of Clarent’s Softswitch and NetPerformer(R) product lines.

“We’re pleased to bring this sale to a successful conclusion so quickly,” said James B. Weil, President of Clarent. “Verso provides a solid future for our award-winning technology, continuity for our customers, and opportunity for many of our employees,” Weil continued.

About Clarent Corporation

Clarent Corporation is a leading provider of softswitch and enterprise convergence solutions for next generation networks. Clarent solutions enable service providers and enterprises to quickly deploy an integrated network capable of carrying both voice and data traffic, deliver capital and operating expense savings, and generate new revenue opportunities with innovative services. Founded in 1996, Clarent is headquartered in Redwood City, California, and has offices in North America, Europe and Asia. For more information please visit www.clarent.com.

About Verso Technologies, Inc.

Verso Technologies provides integrated switching solutions for communications service providers who want to develop IP-based services with PSTN scalability and quality of service. Verso’s unique, end-to-end native SS7 over IP capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso’s complete VoIP migration solutions include state-of-the-art hardware and software, OSS integration, the industry’s most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling (678) 589-3500.

Forward Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of Clarent Corporation and the expectations regarding the outcome of the restructuring transactions described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with the company’s’ ability to complete the transactions described in this release, the effect the bankruptcy filing or the prospective transaction with Verso may have on the market for Clarent’s products and orders from existing or prospective customers, Verso’s failure to successfully integrate the Clarent business and products with its own, the failure of the bankruptcy court to approve the transaction with Verso or the inability of either party to satisfy the closing conditions for the transaction, general market conditions affecting communications service providers purchase of equipment and in particular, VoIP-related equipment, changes in service providers’ business models, the ability of and resources available to Clarent’s distribution partners to sell and support its products, Clarent’s ability to maintain production volumes and secure key components, and litigation arising from Clarent’s prior restatement of financial results and diversion of management and financial resources related to that litigation. Certain of these risks and uncertainties are described further in the Clarent’s periodic filings with the SEC. Other important factors that could cause actual events or results to be materially different from the forward-looking statements include the ability of the Clarent to resolve pending litigation; risks associated with pending litigation; court approval of the Company’s “first day” papers and other motions prosecuted by it from time to time in the chapter 11 case; and risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for Clarent.

Trademarks

Clarent, and the Clarent logo are trademarks or registered trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks, registered trademarks and service marks are the property of their respective owners.

CONTACT:	Clarent Corporation
Trudy Self, 650/481-1782 investorrelations@clarent.com or Verso Technologies, Inc. Jennifer Pepper, 678/589-3579 Jennifer.pepper@verso.com